Exhibit 10.2

Execution Copy

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is made this 2nd day of April, 2024 (the “Effective Date”) by and between Vestis Corporation, a Delaware corporation (the “Company”), and Rick T. Dillon (“Executive”). The Company and Executive are sometimes referred to individually as a “Party” and collectively, the “Parties”.

W I T N E S S E T H

WHEREAS, Aramark and the Company entered into a Separation and Distribution Agreement (the “Separation Agreement”) pursuant to which Aramark distributed to the Aramark stockholders, on a pro-rata basis, all of the shares of the Company owned by Aramark (the “Distribution”);

WHEREAS, immediately prior to the Distribution, the Company was a wholly-owned subsidiary of Aramark and Aramark and Executive were parties to an Agreement Relating to Employment and Post-Employment Competition dated February 21, 2022 (the “Employment Agreement”),which Employment Agreement was accompanied by an Offer Detail Summary (the Employment Agreement and Offer Detail Summary together, “Prior Employment Agreement”);

WHEREAS, in connection with, and effective upon, the Distribution, the Company assumed all obligations under and with respect to the Prior Employment Agreement; and

WHEREAS, the Company and Executive desire to amend, restate and continue the Prior Employment Agreement in the form of this Agreement to be effective as of the Effective Date;

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth below, it is hereby covenanted and agreed by the Company and Executive as follows, all effective as of the Effective Date:

1.         Term. The “Term” of the Agreement shall be the period commencing on the Effective Date and ending on Executive’s Termination Date (as defined in Section 4).

2.           Position, Duties and Authorities.

a.           Location. Executive’s principal place of employment shall be the Atlanta, Georgia metropolitan area, subject to required travel on business consistent with Executive’s position.

b.          Duties and Authorities. During the Term, Executive shall serve as the Company’s Executive Vice President and Chief Financial Officer and shall be responsible for performing all duties and responsibilities of that position and any other duties commensurate with such position that may be assigned to Executive by the Chief Executive Officer of the Company. Executive will have such authority and power as are inherent to the undertakings applicable to Executive’s positions and necessary to carry out the responsibilities and the duties required of Executive hereunder. Executive shall perform Executive’s duties faithfully and to the best of Executive’s ability and shall devote Executive’s full attention, skill and efforts to the performance of the duties required by the Company and shall use Executive’s best skill and abilities to promote the interest of the Company and its affiliates (collectively, the “Company Group”).

c.           Other Activities. Notwithstanding the foregoing provisions of this Section 2, during the Term, Executive may devote reasonable time to activities other than those required under this Agreement, including the supervision of Executive’s personal investments and activities involving professional, charitable, educational, religious and similar types of organizations, speaking engagements, and similar type activities, but only to the extent that such other activities do not, in the judgment of the Board of Directors of the Company (the “Board”), inhibit or prohibit the performance of Executive’s duties under this Agreement, conflict in any material way with the business of any member of the Company Group or violate the provisions of the Restricted Covenant Agreement attached hereto as Exhibit A (the “Restrictive Covenant Agreement”); provided, however, that Executive shall not serve on the board of any business, or hold any other position with any business, without the consent of the Board, which consent will not be unreasonably withheld. The Board has consented to Executive’s service on the boards of directors (or similar governing bodies) of the entities set forth in Exhibit B.

d.         Board Service. To the extent requested by the Board, during Executive’s employment, Executive shall serve on the boards of directors of any member of the Company Group without additional compensation therefor. Executive shall resign as a member the boards of directors of any members of the Company Group at such time as Executive ceases to hold the position of Executive Vice President and Chief Financial Officer (or otherwise ceases to be employed by the Company Group) or as directed by the Board.

e.           Clawback. Executive (and any compensation payable to Executive) shall be subject to the terms of the Company’s clawback and recoupment policies in effect from time to time.

f.           Restrictive Covenants. As a condition of this Agreement, Executive and the Company have entered into the Restrictive Covenant Agreement.

3.          Compensation and Benefits. In consideration of Executive’s performance of duties hereunder and subject to the terms and conditions of this Agreement, Executive will be provided with the following compensation and benefits during the Term.

a.           Base Salary. Executive shall receive an annual base salary in the amount of six hundred eighteen thousand dollars ($618,000.00) (“Base Salary”) payable in accordance with the normal payroll practices of the Company (but no less frequently than monthly). The Board may review Executive’s Base Salary in its discretion from time to time; provided, however, that the rate of Base Salary may not be reduced and any increase in the rate of Base Salary shall be in the sole and absolute discretion of the Board.

b.           Annual Bonus. Executive shall be eligible to participate in the Company’s Management Incentive Plan (the “Bonus Plan”) with a target bonus opportunity (“Target Bonus”) of no less than seventy five percent (75%) of Executive’s Base Salary. Executive’s bonus under the Bonus Plan for any calendar year (the “Annual Bonus”) shall be determined and paid in accordance with the terms of the Bonus Plan, including based on satisfaction of applicable performance targets and goals as apply thereunder for the applicable calendar year.

c.         Annual Equity or Equity-Based Awards. For each fiscal year, Executive shall be entitled to receive equity or equity-based awards under the Vestis Corporation Long-Term Incentive Plan or a successor thereto (the “Long-Term Incentive Plan”) with a target grant date value of one million dollars ($1,000,000.00) (the “Equity Award Target Value”), subject in each case to approval of such awards by the Compensation and Human Resources Committee of the Board (the “Committee”). The form, timing and terms of any such awards will be determined in the sole discretion of the Committee; provided that any annual awards to Executive shall be made at the same time as annual awards are made to similarly-situated executives of the Company.

d.         Benefits. Executive shall be eligible to participate in employee benefit plans, programs, policies and arrangements that are provided or made available from time to time for similarly-situated executives of the Company, to the same extent and on the same terms and conditions as other similarly-situated executives. Without limiting the generality of the foregoing, Executive shall be entitled to participate in the Company’s Executive Benefits and Perquisites Program applicable to similarly-situated executives of the Company and shall be entitled to reimbursement of financial planning services and participation in the Company’s matching gifts program to the same extent as other similarly-situated executives. Notwithstanding the foregoing or the terms of any employee benefit plan, program, policy or arrangement of the Company or any other member of the Company Group, this Agreement sets forth Executive’s sole right to termination or separation payments and benefits and Executive shall not be entitled to any severance or termination payments under any benefit plan of any member of the Company Group unless required by law.

e.          Car Allowance. Executive shall be entitled to a monthly car allowance in the amount of eleven hundred dollars ($1,100.00) per month.

f.           Reimbursement for Expenses. Executive shall be reimbursed for ordinary and reasonable expenses incurred by Executive in the performance of Executive’s duties pursuant to the terms of this Agreement under the normal reimbursement and documentation policies applicable to similarly-situated executives of the Company from time to time, subject to the terms and conditions of this Agreement.

4.         Termination/Rights and Payments Upon Termination. Executive’s right to payments, if any, for periods after the date that Executive’s employment with the Company and all other members of the Company Group terminates for any reason (the “Termination Date”) shall be determined in accordance with this Section 4, subject to the terms and conditions of this Agreement. Except as specifically provided in this Section 4, neither the Company nor any other member of the Company Group shall have any obligation to make payments of any amounts or provide any benefits to Executive for periods after Executive’s Termination Date.

a.          Termination for any Reason. If Executive’s Termination Date occurs at any time and for any reason (whether by the Company Group or Executive), then, subject to the terms and conditions of this Agreement, Executive shall be entitled to the following payments and benefits (collectively, the “Accrued Amounts”):

i.           the amount, if any, of Executive’s earned but unpaid Base Salary ending on Executive’s Termination Date;

ii.        any earned but unused vacation due to Executive as of the Termination Date pursuant to the Company’s vacation pay program;

iii.        Executive’s Annual Bonus for any calendar year completed prior to Executive’s Termination Date which has not been paid prior to the Termination Date; provided, however, that if Executive’s Termination Date occurs as a result of termination by the Company Group for Cause (as defined in Section 4(g) below), payment of the Annual Bonus for the calendar year completed prior to the year in which the Termination Date occurs shall be included in the Accrued Amounts only to the extent provided by applicable law; and

iv.       any other amounts required by local law or the express terms of any employee benefit plan to be paid or provided to Executive.

The Accrued Amounts shall be payable to Executive in a lump sum within thirty (30) days after Executive’s Termination Date or such earlier date required by applicable law and any payments or benefits to be provided to Executive under an employee benefit plan (including equity awards) shall be paid or provided in accordance with the terms of the applicable plan.

b.          Termination by the Company Group for Cause or by Executive Other Than for Good Reason. If Executive’s Termination Date occurs at any time on account of termination by the Company Group for Cause or by Executive other than for Good Reason (as defined in Section 4(g) below), then, subject to the terms and conditions of this Agreement, Executive shall be entitled to the Accrued Amounts and no other payments or benefits under this Agreement.

c.           Termination Due to Death or Permanent Disability. If Executive’s Termination Date occurs on account of death or Permanent Disability (as defined in Section 4(g) below), then, subject to the terms and conditions of this Agreement, Executive shall be entitled to the following payments and benefits:

i.           the Accrued Amounts;

ii.         a pro-rata Annual Bonus for the year in which the Termination Date occurs determined as the product of (A) the Annual Bonus that would otherwise have been paid to Executive for the calendar year in which the Termination Date occurs had the Termination Date not occurred (determined without regard to any reduction therein resulting solely from a reduction in the Target Bonus which constitutes Good Reason), multiplied by (B) a fraction, the numerator of which is the total number of days Executive is employed by the Company Group in the calendar year in which the Termination Date occurs and through the Termination Date, and the denominator of which is 365 (the “Pro-Rata Annual Bonus”), payable to Executive in a lump sum at the same time as Annual Bonuses for the year to which the Pro-Rata Annual Bonus relates are payable to similarly-situated executives of the Company whose Termination Date has not occurred; and

iii.        Pro-Rated Vested Equity Awards (as defined in Section 4(g) below).

Any Pro-Rata Annual Bonus that is payable pursuant to this Section 4(c) or Sections 4(d)-(e) hereof shall not be in addition to any bonus that may otherwise be payable to Executive under the terms of the Bonus Plan and that would be included in the Accrued Amounts for the year in which the Termination Date occurs.

d.          Termination by the Company Group Other Than for Cause or by Executive for Good Reason. If Executive’s Termination Date occurs on account of termination by the Company Group other than for Cause or by Executive for Good Reason, then, subject to the terms and conditions of this Agreement, Executive shall be entitled to the following payments and benefits:

i.           the Accrued Amounts;

ii.         an amount (such amount, the “Severance Payment”) equal to the sum of Executive’s Base Salary and Target Bonus as in effect immediately prior to the Termination Date (without regard to any reduction therein which constitutes Good Reason), which Severance Payment shall be payable in accordance with the normal payroll practices of the Company ratably over the Severance Period (as defined in Section 4(g) below), beginning on the sixty (60)-day anniversary of the Termination Date (the “Payment Commencement Date”);

iii.        a Pro-Rata Annual Bonus, payable to Executive in a lump sum at the same time as annual bonuses for the year to which the Pro-Rata Annual Bonus relates are payable to similarly-situated executives of the Company whose Termination Date has not occurred;

iv.        a payment equal to the amount of the applicable premium that would be required for Executive to continue group medical, dental and vision benefits pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), for the Severance Period for the type and level of coverage in effect with respect to Executive as of the Termination Date (the “Benefit Payment”), which Benefit Payment shall be paid ratably over the Severance Period on the normal payroll dates of the Company beginning on the Payment Commencement Date;

v.        if Executive is receiving a car allowance on the Termination Date, continuing payments of the car allowance over the Severance Period, beginning on the Payment Commencement Date;

vi.        for the period beginning on the Termination Date and ending on the earlier of (A) the last day of the Severance Period or (B) the date on which Executive obtains employment with a new employer, reimbursement for outplacement services by a recognized outplacement services firm selected by Executive in an amount not to exceed ten percent (10%) of Executive’s Base Salary, which reimbursements will be made beginning on the Payment Commencement Date; and

vii.        Pro-Rated Vested Equity Awards.

All payments and benefit pursuant to this Section 4(d) (other than the Accrued Amounts) shall be subject to the effectiveness of the Release (as defined in Section 4(f) below). Executive shall not be entitled to payments and benefits under this Section 4(d) if Executive is also entitled to payments and benefits under Section 4(e) (except as described in Section 4(e) in the event of an Anticipatory Change of Control Termination (as defined in Section 4(g) below)). For the avoidance of doubt, in the event that Executive’s Termination Date occurs pursuant to this Section 4(d), any equity or equity-based award that is outstanding on the Termination Date and that is not included as part of the Pro-Rated Vested Equity Awards (collectively, the “Outstanding Unvested Awards”) shall remain outstanding until the earliest of (1) the date of a Change of Control, (2) the date that is six (6) months following the Termination Date, or (3) in the case of any individual Outstanding Unvested Award, the expiration date of such equity or equity-based award and, in the event that it is determined that the Termination Date occurred under circumstances that constitute an Anticipatory Change of Control Termination, the provisions of Section 4(e) shall apply with respect to such Outstanding Unvested Awards.

e.          Termination in a Qualifying Termination. If Executive’s Termination Date occurs on account of a Qualifying Termination (as defined in Section 4(g) below), then, subject to the terms and conditions of this Agreement, Executive shall be entitled to the following payments and benefits:

i.           the Accrued Amounts;

ii.       an amount equal to one and one half (1.5) times the sum of Executive’s Base Salary and Target Bonus as in effect immediately prior to the Termination Date (without regard to any reduction therein which constitutes Good Reason), payable in in a lump sum on the Payment Commencement Date;

iii.        a pro-rata Annual Bonus for the year in which the Termination Date occurs determined as the product of (A) Executive’s Target Bonus for the calendar year in which the Termination Date occurs (or if such Target Bonus has not been established as of the Termination Date, the Target Bonus for the immediately preceding calendar year, in either case determined without regard to any reduction in the Target Bonus which constitutes Good Reason), multiplied by (B) a fraction, the numerator of which is the total number of days Executive is employed by the Company Group in the calendar year in which the Termination Date occurs and through the Termination Date, and the denominator of which is 365, which amount shall be paid to Executive on the Payment Commencement Date;

iv.         a Benefit Payment calculated for the Severance Period, payable in a lump sum on the Payment Commencement Date;

v.         if Executive is receiving a car allowance on the Termination Date, a lump sum cash payment equal to the amount of the car allowance that would have been paid to Executive for the Severance Period, payable in a lump sum on the Payment Commencement Date; and

vi.        for the period beginning on the Termination Date and ending on the earlier of (A) the last day of the Severance Period or (B) the date on which Executive obtains employment with a new employer, reimbursement for outplacement services by a recognized outplacement services firm selected by Executive in an amount not to exceed ten percent (10%) of Executive’s Base Salary, which reimbursements will be made beginning on the Payment Commencement Date.

Executive’s rights under any equity or equity-based awards outstanding as of the date of the date of the Qualifying Termination (including, in the case of an Anticipatory Change of Control Termination, any Outstanding Unvested Awards) shall be governed by the terms of the Company’s long-term incentive plan under which such awards were granted and any award agreements applicable to such awards. To the extent that Executive has any rights with respect to such awards, such rights shall be considered Accrued Amounts for purposes of this Agreement. In the case of an Anticipatory Change of Control Termination, the payments and benefits to which Executive is entitled pursuant to this Section 4(e)(other than the Accrued Amounts) shall be reduced by the payments and benefits, if any, provided to Executive under the provisions of Section 4(d) on account of the same termination, which reduction shall be made in accordance with the requirements of Section 409A (as defined in Section 15) such that there will be no impermissible substitution of deferred compensation in violation of Section 409A. All payments and benefits pursuant to this Section 4(e) (other than the Accrued Amounts) shall be subject to the effectiveness of the Release. In the event that a Change of Control does not constitute a change in control event for purposes of Section 409A and if any of the payments and benefits to be paid or provided pursuant to this Section 4(e) are subject to Section 409A, any such payments that are subject to Section 409A shall be payable in accordance with the payment timing provisions of Section 4(d). In the event that Executive’s Termination Date occurs on account of a Qualifying Termination by reason of an Anticipatory Change of Control Termination, the Termination Date for purposes of this Section 4(e) shall be the date of the Change of Control.

f.            Release. Notwithstanding any provision in this Agreement to the contrary, Executive shall not be entitled to any (and shall forfeit all) payments and benefits under this Section 4, other than the Accrued Amounts and other than amounts payable pursuant to Section 4(c), unless, as of the Payment Commencement Date, Executive has executed and not revoked a release in a form reasonably acceptable to the Company (the “Release”) and such Release has become effective as of the Payment Commencement Date. In no event shall the Release include any claims by Executive to enforce Executive's rights under or with respect to (i) this Agreement, (ii) the Certificate of Incorporation and By-laws of the Company, (iii) any indemnification agreement between Executive and the Company, or (iv) any benefit plan pursuant to its terms.

g.           Definitions.

i.          “Cause” means any of the following with respect to Executive:  (A) conviction or plea of guilty or nolo contendere to a felony (or any similar crime for purposes of laws outside the United States); (B) intentional fraud or dishonesty with respect to the Company or any member of the Company Group that causes material and demonstrable harm to the Company or any member of the Company Group; (C) willful and continuous failure to perform lawfully assigned duties that are consistent with Executive’s position with the Company Group; (D) willful violation of the Company’s  Business Conduct Policy that causes material harm to the Company, any other member of the Company Group or their business reputations; (E) intentionally working against the best interests of the Company or any other member of the Company Group; or (F) a material breach by Executive of this Agreement or the Restrictive Covenant Agreement. Conduct described in clauses (B)-(F) that is capable of being cured shall be considered “Cause” only if such conduct continues beyond ten (10) business days after receipt by Executive from the Company of a written demand to cure such conduct.

ii.          “Change of Control” has the meaning specified in the Long-Term Incentive Plan.

iii.        “Good Reason” means any of the following that occur without Executive’s express prior written approval, other than due to Executive’s Permanent Disability or death: (A) a material decrease in Executive’s Base Salary or Target Bonus; (B) a material reduction in Executive’s Equity Award Target Value other than a reduction that represents a reduction in the Equity Award Target Value that is not substantially greater than the proportionate reduction applicable to the target grant date value of the equity or equity-based awards granted to all other executive officers of the Company; (C) a material diminution in Executive’s title or reporting relationship (including a change that results in Executive no longer reporting to the Company’s Chief Executive Officer) or a material diminution in Executive’s duties or responsibilities (which will be deemed to occur if, immediately following a Change of Control, Executive no longer has the title, duties and responsibilities of Executive Vice President and Chief Financial Officer of a publicly traded company); (D) a material relocation of Executive’s principal work location from that set forth in Section 2(a); or (E) a material breach by the Company of this Agreement. Executive’s Termination Date shall be considered to be on account of Good Reason only if (I) within thirty (30) days after Executive knows or has reason to know that an event or circumstance constituting Good Reason has occurred, Executive provides written notice to the Company specifying in reasonable detail the event or circumstance claimed to constitute Good Reason (the “Good Reason Notice”), (II) if curable, the event or circumstance has not been cured within thirty (30) days of the Company’s receipt of the Good Reason Notice, and (III) Executive terminates employment within ninety (90) days after the date on which Executive provided the Good Reason Notice to the Company.

iv.         “Qualifying Termination” means Executive’s Termination Date that occurs (A) within six (6) months prior to a Change of Control due to termination by the Company Group (I) at the request of a party (other than the Company or other member of the Company Group) involved in the Change of Control or (II) otherwise in connection with or in anticipation of a Change of Control that subsequently occurs (either such termination being referred to as an “Anticipatory Change of Control Termination”), or (B) due to a termination by the Company (or its successor) without Cause or by Executive for Good Reason in either case within twenty-four (24) months following a Change of Control. In the case of an Anticipatory Change of Control Termination, Executive’s Termination Date will be deemed to have occurred on the date of the Change of Control; provided, however, that calculation of any payments and benefits provided pursuant to Section 4(e) (other than equity awards) shall be determined as of Executive’s actual Termination Date.

v.          Executive will be deemed to have a “Permanent Disability” if, due to physical or mental illness or injury Executive will be permanently unable to perform, in all material respects, Executive’s duties and responsibilities to the Company or any other member of the Company Group under this Agreement.

vi.        “Pro-Rated Vested Equity Award” means for purposes of Section 4(c) and Section 4(d) with respect to any Unvested Equity Award, that number of Company shares subject to the Unvested Equity Award that would otherwise have become vested (and, if applicable, exercisable) as of the next scheduled vesting date had the applicable Termination Date not occurred, pro-rated based on the number days in the vesting period elapsed prior to the Termination Date over the total number of days in the vesting period in which the Termination Date occurs; provided, however, that any performance-based Unvested Equity Award shall continue to be subject to the satisfaction of any performance conditions otherwise applicable to such award and the pro-rata number of shares that shall actually become vested (and, if applicable, exercisable) shall be determined at the end of the applicable performance period after first taking into account the level of satisfaction of the applicable performance conditions for the applicable performance period.

vii.      “Severance Period” means (A) for purposes of Section 4(d), a period of twelve (12) months and (B) for purposes of Section 4(e), a period of eighteen (18) months.

viii.      “Unvested Equity Award” means, each outstanding equity or equity-based award under the Long-Term Incentive Plan held by Executive as of Executive’s Termination Date occurring pursuant to Section 4(c) or Section 4(d) that is not otherwise vested (and, if applicable, exercisable) as of the applicable Termination Date.

h.       Breach of Restrictive Covenant Agreement. If Executive materially breaches any provision of the Restrictive Covenant Agreement and if such breach is not cured to the reasonable satisfaction of the Company within ten (10) business days after receipt by Executive from the Company of a written demand to cure such breach, the Company may terminate payment of all severance and other post-employment payments to Executive (other than Accrued Amounts) under this Agreement and may cease to provide any post-termination benefits otherwise being provided (or to be provided) to Executive pursuant to this Agreement.

5.           Duties on Termination, Cooperation and Return of Company Group Property and Materials.

a.        Cooperation. Following Executive’s Termination Date, Executive agrees that, at the Company’s request, Executive shall reasonably cooperate and assist the Company and Company Group in any investigation which may be performed by the Company, Company Group or any governmental agency and in any litigation, arbitration or other proceeding in which the Company or Company Group may become involved. Such assistance shall include, but not be limited to, Executive making himself or herself reasonably available for interviews by the Company or its counsel, depositions and/or court appearances at the Company’s request. The Company shall attempt to schedule such assistance at mutually convenient times and places, taking into account any employment constraints that Executive may have. The Company shall reimburse Executive for reasonable expenses, such as travel, lodging, meal expenses, and reasonable attorneys’ fees, incurred by Executive at the Company’s request, consistent with the Company’s generally applicable policies for employee expenses and per-diem payment consistent with Executive’s rate of Base Salary as in effect upon Executive’s Termination Date. To the maximum extent permitted by law, Executive will notify the Company if Executive is contacted by any governmental agency, or by any person contemplating or maintaining any claim, investigation or legal action relating to the Company or any other member of the Company Group, or by any agent or attorney of such person, within three (3) business days of such contact.

b.         Return of Property. Upon the request of the Company, and in any event, upon the termination of Executive’s employment, Executive shall return to the Company, and leave at the disposal of the Company, all property of the Company and any other member of the Company Group, including but not limited to computers and cellular phones, and all memoranda, notes, records, and other documents pertaining to the business of the Company Group (including all copies and electronic versions of such materials).

6.         Indemnification. The Company shall indemnify and hold harmless Executive to the fullest extent authorized or permitted by law with respect to any claim, liability, action, or proceeding instituted or threatened against or incurred by Executive or Executive’s legal representatives and arising in connection with Executive’s conduct or position at any time as a director, officer, employee, or agent of the Company or any other member of the Company Group and shall maintain directors and officers liability insurance that provides Executive with protections, both during the Term and after the Termination Date, that are commercially reasonable (and, with respect to directors and officers liability coverage, provides for “tail” coverage for at least six (6) years after the Termination Date). In the event that the Company or any of its insurers (collectively, the “Indemnitee-Related Entities”) shall make any payment to Executive in respect of indemnification or advancement of expenses with respect to any jointly indemnifiable claim, the Indemnitee-Related Entity making such payment shall be subrogated to the extent of such payment to all of the rights of recovery of Executive against the Company and Executive shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the Indemnitee-Related Entities effectively to bring suit to enforce such rights.

7.          Tax Withholding. The Company shall have the right to withhold from any amounts payable hereunder any amounts necessary in order for the Company to satisfy any required withholding or other tax obligations it may have under applicable law.

8.           Parachute Taxes.

a.         In the event it shall be determined that any payment, benefit or distribution (or combination thereof) by any member of the Company Group or one or more trusts established by the Company for the benefit of its employees, to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment”) is subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, hereinafter collectively referred to as the “Excise Tax”), if the net after-tax amount of such Payments, after Executive has paid all taxes due thereon (including, without limitation, taxes due under Section 4999 of the Code) is less than the net after-tax amount of all such Payments and benefits otherwise due to Executive in the aggregate, if such aggregate Payments were reduced to an amount equal to 2.99 times Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code), then the aggregate amount of the payments and benefits shall be reduced to an amount that will equal 2.99 times Executive’s base amount. To the extent such aggregate parachute payment amounts are required to be so reduced, the parachute payment amounts due to Executive (but no non-parachute payment amounts) shall be reduced in the following order: (i) payments and benefits due under Section 4(e) of this Agreement shall be reduced (if necessary, to zero) with amounts that are payable last reduced first; (ii) payments and benefits due in respect of any equity fully valued (without regard to any discounts for present value) for purposes of the calculation to be made under Section 280G of the Code for purposes of this Section 8 (the “280G Calculation”) in reverse order of when payable; and (iii) payments and benefits due in respect of any options or stock appreciation rights with regard to the Company’s equity securities valued under the 280G Calculation based on time of vesting shall be reduced in an order that is most beneficial to Executive. Notwithstanding the foregoing, any Payments that are not subject to Section 409A shall be reduced before any payments that are subject to Section 409A and any payments that are subject to Section 409A shall be reduced in reverse order of when payable. The Company will use commercially reasonable efforts to mitigate the effects of Section 280G of the Code to any Payment.

b.         All determinations required to be made under this Section 8, including whether and when a reduction is to be made, and the assumptions to be utilized in arriving at such determination, shall be made by such nationally recognized certified public accounting firm as may be designated by the Company which shall provide detailed supporting calculations both to the Company and Executive within such time periods established at the time that Payments are made or are likely to be made.

9.           Survival. Except as otherwise expressly provided in this Agreement, the obligations of the Parties hereunder shall survive any termination of employment hereunder, whether initiated by Company Group or Executive, for Cause or without Cause, voluntarily or involuntarily.

10.         Notices. All notices, requests, and other communications provided for by this Agreement shall be in writing and shall be sufficiently given if and when mailed by registered or certified mail, personally delivered, sent via e-mail with delivery receipt requested, or sent by overnight courier by a nationally recognized carrier in any case to the party entitled thereto at the address stated below or to such changed address as the addressee may have given by a similar notice:

If to the Company:
Vestis Corporation
500 Colonial Center Parkway
Suite 140
Roswell, GA  30076

Attention:  General Counsel

If to Executive:

Rick Dillon

11.       Entire Agreement, Modification, and Waiver. This Agreement contains the entire agreement and understanding by and between the Company and Executive with respect to the employment of Executive, and no representations, promises, agreements, or understandings, written or oral, not contained herein shall be of any force or effect. No change or modification of this Agreement shall be valid or binding unless it is in writing and signed by the Party intended to be bound. No waiver of any provision of this Agreement shall be valid unless it is in writing and signed by the Party against whom the waiver is sought to be enforced. No valid waiver of any provision of this Agreement at any time shall be deemed a waiver of any other provisions of this Agreement at such time or at any other time. For the avoidance of doubt, this Agreement supersedes the Prior Employment Agreement and from and after the Effective Date the Prior Employment Agreement shall be of no further force and effect.

12.         Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any one or more of the provisions of this Agreement shall not affect the validity and enforceability of the other provisions.

13.       Assignment; Nonalienation. This Agreement and any rights hereunder are personal to Executive and cannot be assigned or otherwise transferred by Executive. This Agreement may be assigned by the Company to any successor to its business. The interests of Executive under this Agreement are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of Executive or Executive’s beneficiary.

14.         Governing Law; Jurisdiction; Disputes.

a.          Governing Law. The construction and interpretation of this Agreement shall at all times and in all respects be governed by the laws of the State of Georgia without regard to conflicts of laws principles thereof.

b.         Jurisdiction and Disputes. For purposes of any action or proceeding, arising under this Agreement, Executive irrevocably submits to the exclusive jurisdiction of the courts of Georgia and the courts of the United States of America located in Georgia for the purpose of any judicial proceeding arising out of or relating to this Agreement, and Executive acknowledges that the designated forum has a reasonable relation to the Agreement and to the Parties' relationship with one another. Notwithstanding the provisions of this Section 14, the Company may, in its discretion, bring an action or special proceeding in any court of competent jurisdiction for the purpose of seeking temporary or preliminary relief pending resolution of a dispute. Executive expressly consents to the application of this Section 14 to any judicial action or proceeding arising out of or relating to this Agreement. The Company shall have the right to serve legal process upon Executive in any manner permitted by law. Executive hereby waives, to the fullest extent permitted by applicable law, any objection that Executive now or hereafter may have to personal jurisdiction or to the laying of venue of any action or proceeding brought in any court referenced in this Section 14 and hereby agrees not to plead or claim the same.

c.           Legal Fees. In the event that, following a Change of Control, a good faith dispute arises as to whether Executive’s termination was a Qualifying Termination, Executive shall be entitled to recover from the Company reasonable attorneys’ fees incurred by Executive in connection with any proceeding to resolve such dispute provided that Executive shall be entitled to recover such fees in the event that the dispute is resolved in favor of Executive.

15.         Sections 409A of the Code.

a.           Compliance. The payments due under this Agreement are intended to comply with Section 409A of the Code (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments of “nonqualified deferred compensation” provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. To the extent Section 409A applies, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments of “nonqualified deferred compensation” to be made under this Agreement by reason of a termination of employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company or any other member of the Company Group be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

b.        Specified Employee. Notwithstanding any other provision of this Agreement, if at the time of Executive’s termination of employment, he or she is a “specified employee,” determined in accordance with Section 409A, any payments and benefits provided under this Agreement that constitute “nonqualified deferred compensation” subject to Section 409A that are provided to Executive on account of Executive’s separation from service shall not be paid until the first payroll date to occur following the six (6)-month anniversary of Executive’s termination date (“Specified Employee Payment Date”). The aggregate amount of any payments that would otherwise have been made during such six (6)-month period shall be paid in a lump sum on the Specified Employee Payment Date, without interest, and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule. If Executive dies during the six (6)-month period, any delayed payments shall be paid to Executive’s estate in a lump sum upon Executive’s death.

c.          Reimbursements and In-Kind Benefits. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (ii) any reimbursement of an eligible expense shall be paid to Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iii) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

16.        Counterparts and Facsimile Signatures. This Agreement may be executed in counterparts which, taken together, shall constitute a single, enforceable instrument; however, the Parties agree to exchange executed originals. Facsimile or electronically-transmitted signatures shall have the same force and effect as original signatures.

IN WITNESS WHEREOF, the Company (by action of its duly authorized officer) and Executive have executed this Agreement on the date indicated below.

VESTIS CORPORATION

By:	/s/ Angela J. Kervin
Title	EVP, CHRO
Dated:	April 2, 2024

RICK T. DILLON

/s/ Rich T. Dillion
RICK T. DILLON

Dated:	March 21, 2024

Execution Copy

EXHIBIT A

RESTRICTIVE COVENANT AGREEMENT

          This Restrictive Covenant Agreement (this “Agreement”) is between the undersigned individual (“Executive”) and Vestis Corporation (the “Company”).

RECITALS

WHEREAS, the Company is a leading provider of managed services and other services to business and industry, private and public institutions, and the general public;

WHEREAS, the Company has a proprietary interest in its business and financial plans and systems, methods of operation and other secret and confidential information, knowledge and data (“Proprietary Information”) which includes, but is not limited to, all confidential, proprietary or non-public information, ideas and concepts; annual and strategic business plans; financial plans, reports and systems including, profit and loss statements, sales, accounting forms and procedures and other information regarding costs, pricing and the financial condition of the Company and its business segments and groups; management development reviews, including information regarding the capabilities and experience of the Company employees; intellectual property, including patents, inventions, discoveries, research and development, compounds, recipes, formulae, reports, protocols, computer software and databases; information regarding the Company’s relationships with its clients, customers, and suppliers and prospective clients, partners, customers and suppliers; policy and procedure manuals, information regarding materials and documents in any form or medium (including oral, written, tangible, intangible, or electronic) concerning any of the above, or any past, current or future business activities of the Company that is not publicly available; compensation, recruiting and training, and human resource policies and procedures; and data compilations, research, reports, structures, compounds, techniques, methods, processes, and know-how;

WHEREAS, all such Proprietary Information is developed at great expense to the Company and is considered by the Company to be confidential trade secrets;

WHEREAS, Executive is employed by the Company and has access to the Company’s Proprietary Information, directly in the course of Executive’s employment, and indirectly through interaction with and presentations by other the Company senior managers at executive team meetings,

WHEREAS, the Company from time to time introduces Executive to the Company clients, customers, suppliers and others, and encourages, and provides resources for, Executive to develop professional relationships with the Company’s clients, customers, suppliers and others;

WHEREAS, the Company provides specialized training and skills to Executive in connection with the performance of Executive’s duties at the Company which training involves the disclosure by the Company to Executive of Proprietary Information; and

WHEREAS, the Company will be vulnerable to unfair post-employment competition by Executive because Executive has access to and knowledge of the Company’s Proprietary Information, has a personal relationship with the Company’s clients, customers, suppliers and others, and generates good will which Executive acknowledges belongs to the Company.

NOW, THEREFORE, in consideration of Executive’s continuing employment with the Company, Executive is given the opportunity to receive grants of equity-based incentives of the Company from time to time, as well as the severance and other post-employment benefits provided to Executive pursuant to pursuant to the terms of the Amended and Restated Employment Agreement dated March __, 2024 (the “Employment Agreement”) and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Executive agrees to enter into this Agreement with the Company as a condition of continuing employment pursuant to which the Company will limit Executive’s right to compete against the Company during and following termination of employment on the terms set forth in this Agreement. Intending to be legally bound, the parties agree as follows:

1.           DEFINITIONS. Capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Employment Agreement.

2.          NON-DISCLOSURE AND NON-DISPARAGEMENT. Executive shall not, during or after termination of employment, directly or indirectly, in any manner utilize or disclose to any person, firm, corporation, association or other entity, except where required by law, any Proprietary Information which is not generally known to the public, or has not otherwise been disclosed or recognized as standard practice in the industries in which the Company is engaged. Executive shall, during and after termination of employment, refrain from making any statements or comments of a defamatory or disparaging nature to any third party regarding the Company, or any of the Company’s officers, directors, employees, policies or products, other than to comply with law. The provisions of this Section 2 will continue in effect after the end of the Term or the termination of this Agreement in accordance with the terms hereof.

3.           NON-COMPETITION.

A.          Subject to Section 3.B. below, Executive, during Executive’s period of employment with the Company, and for a period of twelve (12) months following Executive’s voluntary or involuntary termination of employment (the “Restriction Period”), shall not, without the Company’s written permission, which shall be granted or denied in the Company’s sole discretion, directly or indirectly, associate with (including, but not limited to, association as a sole proprietor, owner, employer, partner, principal, investor, joint venturer, shareholder, associate, employee, member, consultant, contractor or otherwise), or acquire or maintain ownership interest in, any Business which is competitive with that conducted by or developed for later implementation by the Company at any time during the term of Executive’s employment. For purposes of this Agreement, “Business” shall be defined as a person, corporation, firm, limited liability company, partnership, joint venture or other entity. Nothing in the foregoing shall prevent Executive from investing in a Business that is or becomes publicly traded, if Executive’s ownership is as a passive investor of less than one percent (1%) of the outstanding publicly traded stock of the Business.

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B.          The provision set forth in Section 3.A above, shall apply to the full extent permitted by law (A) in all fifty states, and (B) in each foreign country, possession or territory in which the Company may be engaged in, or have plans to engage in, business (x) during Employee’s period of employment, or (y) in the case of a termination of employment, as of the effective date of such termination or at any time during the twenty-four month period prior thereto.

C.          Executive acknowledges that these restrictions are reasonable and necessary to protect the business interests of the Company, and that enforcement of the provisions set forth in this Section 3 will not unnecessarily or unreasonably impair Executive’s ability to obtain other employment following the termination (voluntary or involuntary) of Executive’s employment with the Company. Further, Executive acknowledges that the provisions set forth in this Section 3 shall apply if Executive’s employment is involuntarily terminated by the Company for Cause; as a result of the elimination of employee’s position; for performance-related issues; or for any other reason or no reason at all.

4.         NON-SOLICITATION. During the Restriction Period, regardless of the reason for termination, Executive shall not, directly or indirectly: (A) induce or encourage any employee of the Company to leave the employ of the Company, (B) hire any individual who was an employee of the Company as of the date of Executive’s termination of employment or within a six month period prior to such date, or (C) induce or encourage any customer, client, supplier or other business relation of the Company to cease or reduce doing business with the Company or in any way interfere with the relationship between any such customer, client, supplier or other business relation and the Company.

5.          DISCOVERIES AND WORKS. Executive hereby irrevocably assigns, transfers, and conveys to the Company to the maximum extent permitted by applicable law Executive’s right, title and interest now or hereinafter acquired, in and to all Discoveries and Works (as defined below) created, invented, designed, developed, improved or contributed to by Executive, either alone or jointly with others, while employed by the Company and within the scope of Executive’s employment and/or with the use of the Company’s resources. The terms “Discoveries and Works” include all works of authorship, inventions, intellectual property, materials, documents, or other work product (including, without limitation, Proprietary Information, patents and patent applications, patentable inventions, research, reports, software, code, databases, systems, applications, presentations, textual works, graphics and audiovisual materials). Executive shall have the burden of proving that any materials or works created, invented, designed, developed, contributed to or improved by Executive that are implicated by or relevant to employment by the Company are not implicated by this provision. Executive agrees to (i) keep accurate records and promptly notify, make full disclosure to, and execute and deliver any documents and to take any further actions requested by the Company to assist it in validating, effectuating, maintaining, protecting, enforcing, perfecting, recording patenting or registering any of its rights hereunder, and (ii) renounce any and all claims, including without limitation, claims of ownership and royalty, with respect to all Discoveries and Works and all other property owned or licensed by the Company. Any Discoveries and Works that, within six months after the termination of Executive’s employment with the Company, are made, disclosed, reduced to a tangible or written form or description, or are reduced to practice by Executive and which pertain to the business carried on or products or services being sold or developed by the Company at the time of such termination shall, as between Executive and the Company, be presumed to have been made during such employment with the Company. Executive acknowledges that, to the fullest extent permitted by law, all Discoveries and Works shall be deemed “works made for hire” under the Copyright Act of 1976, as amended, 17 U. S.C. Section 101. Executive hereby grants the Company a perpetual, nonexclusive, royalty-free, worldwide, assignable, sublicensable license under all rights and intellectual property rights (including patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) in any Works and Discoveries, for all purposes in connection with the Company’s current and future business, that Executive has created, invented, designed, developed, improved or contributed to prior to Executive’s employment with the Company that are relevant to or implicated by such employment (“Prior Works”). Any Prior Works are disclosed by Executive in Schedule 1.

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6.         GOVERNING LAW AND JURISDICTION. The construction and interpretation of this Agreement shall at all times and in all respects be governed by the laws of the State of Georgia without regard to conflicts of laws principles thereof. For purposes of any action or proceeding, arising under this Agreement, Executive irrevocably submits to the exclusive jurisdiction of the courts of Georgia and the courts of the United States of America located in Georgia for the purpose of any judicial proceeding arising out of or relating to this Agreement, and Executive acknowledges that the designated forum has a reasonable relation to the Agreement and to the Parties' relationship with one another. Notwithstanding the provisions of this Section 6, the Company may, in its discretion, bring an action or special proceeding in any court of competent jurisdiction for the purpose of seeking temporary or preliminary relief pending resolution of a dispute. Executive expressly consents to the application of this Section 6 to any judicial action or proceeding arising out of or relating to this Agreement. The Company shall have the right to serve legal process upon Executive in any manner permitted by law. Executive hereby waives, to the fullest extent permitted by applicable law, any objection that Executive now or hereafter may have to personal jurisdiction or to the laying of venue of any action or proceeding brought in any court referenced in this Section 6 and hereby agrees not to plead or claim the same.

7.          REMEDIES. Executive acknowledges that in the event of any violation by Executive of the provisions set forth in Sections 1, 2, 3 or 4 above, the Company will sustain serious, irreparable and substantial harm to its business, the extent of which will be difficult to determine and impossible to fully remedy by an action at law for money damages. Accordingly, Executive agrees that, in the event of such violation or threatened violation by Executive, the Company shall be entitled to an injunction before trial before any court of competent jurisdiction as a matter of course upon the posting of not more than a nominal bond, in addition to all such other legal and equitable remedies as may be available to the Company. If the Company is required to enforce the provisions set forth in Sections 2 and 3 above by seeking an injunction, Executive agrees that the relevant time periods set forth in Sections 2 and 3 shall commence with the entry of the injunction. Executive further agrees that, in the event any of the provisions of this Agreement are determined by a court of competent jurisdiction to be invalid, illegal, or for any reason unenforceable as written, such court shall substitute a valid provision which most closely approximates the intent and purpose of the invalid provision and which would be enforceable to the maximum extent permitted by law.

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IN WITNESS WHEREOF, the Company (by action of its duly authorized officer) and Executive have executed this Agreement on the date indicated below.

VESTIS CORPORATION

By:	/s/ Angela J. Kervin

Title	EVP, CHRO

Dated:	April 2, 2024

RICK T. DILLON

/s/ Rick T. Dillon
RICK T. DILLON

Dated:	March 21, 2024

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